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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the use of our report dated December 11, 1998, included in and made part of the Form 8-K filing of CEC Properties, Inc. dated October 1, 1998.


/s/ Starr and Walters

STARR AND WALTERS
ACCOUNTANCY CORPORATION

Santa Ana, California
December 11,1998